PRO FORMA FINANCIAL INFORMATION FOR SIX MONTHS ENDED JUNE 30, 2007
Exhibit 99.3
Unaudited Pro Forma Consolidated Condensed Financial Information
On September 14, 2007, Terra Industries Inc. (Terra) closed the formation of GrowHow UK Limited, a joint venture between Terra and Kemira GrowHow Oyj (Kemira GrowHow). Pursuant to the joint venture agreement, Terra contributed its United Kingdom subsidiary (Terra Nitrogen (UK) Limited) to the joint venture for a 50% interest in GrowHow UK Limited, and Kemira GrowHow contributed its Kemira GrowHow UK Limited subsidiary for the remaining 50% interest. Terra will account for its investment in GrowHow UK Limited as an equity investment.
The following unaudited pro forma consolidated condensed financial information reflects Terra’s contribution to the joint venture and the retention of Terra’s 50% equity method investment in the joint venture. The unaudited pro forma financial information does not give effect to Kemira GrowHow’s contribution to the joint venture, or Terra’s 50% of equity earnings from the joint venture, because (i) the historical financial statements for the assets contributed to the joint venture by Kemira GrowHow, and consequently the pro forma financial information reflecting such contributed assets, are not yet available and (ii) the joint venture is completing preliminary fair value allocations of its assets and liabilities. Terra will provide additional unaudited pro forma financial information when it becomes available and these fair value allocations have been completed, as provided for by applicable Securities and Exchange Commission regulations. Had Terra contributed these assets at June 30, 2007, Terra would have recorded an equity method investment in GrowHow UK Limited of approximately $279 million. It also does not give effect to any potential fair value adjustments of assets and liabilities contributed by Terra that may be required upon final valuation of the assets, or to any potential costs or savings or other changes that may occur from the transaction and operation of the joint venture. The unaudited pro forma consolidated condensed financial information should be read in conjunction with the audited financial statements of Terra filed on Form 10-K and the unaudited financial statements on filed on Form 10-Q.
The unaudited pro forma financial information and accompanying notes are based upon preliminary estimates and assumptions that the management of Terra believes are reasonable and appropriate, however these assumptions may be revised at a later date. The unaudited pro forma consolidated condensed financial information is presented for illustrative purposes only and does not purport to be indicative of the assets, liabilities or operating results that would have actually occurred if the joint venture had been in effect on the date indicated, nor is it necessarily indicative of future operating results of Terra or the joint venture.

Terra Industries Inc.
Unaudited Pro Forma Consolidated Condensed Balance Sheet
for the Six Months Ended June 30, 2007
(in thousands)

	Terra Industries Inc.	Unaudited	Pro-Forma
	consolidated	Terra Nitrogen	Terra Industries Inc.
	as reported	UK Ltd	consolidated

ASSETS
Cash	$286,950	$(10,507)	$276,443
Accounts receivable, net	242,415	(69,144)	173,271
Inventories	169,674	(45,933)	123,741
Other current assets	23,342	(3,268)	20,074

Total current assets	722,381	(128,852)	593,529

Property, plant and equipment, net	702,106	(222,715)	479,391
Equity investments (Note A)	165,201	278,898	444,099
Other assets	69,378	(22,619)	46,759

Total assets	$1,659,066	$(95,288)	$1,563,778

LIABILITIES
Accounts payable	$143,904	$(41,771)	$102,133
Customer prepayments	25,166	¯	25,166
Other current liabilities	110,390	(3,805)	106,585

Total current liabilities	279,460	(45,576)	233,884

Long-term debt and capital lease obligations	330,000	¯	330,000
Pension liabilities	119,407	(67,266)	52,141
Other liabilities	157,801	(25,718)	132,083
Minority interest	105,549	¯	105,549

Total liabilities and minority interest	992,217	(138,560)	853,657

Total preferred stock and stockholders’ equity	666,849	43,272	710,121

Total liabilities and stockholders’ equity	$1,659,066	$(95,288)	$1,563,778

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.
Unaudited Pro Forma Consolidated Condensed Statement of Operations
for the Six Months Ended June 30, 2007
(in thousands)

	Terra Industries Inc.	Unaudited	Pro-Forma
	consolidated as	Terra Nitrogen	Terra Industries Inc.
	reported	UK Ltd	consolidated

REVENUES
Product revenues	$1,190,794	$211,017	$979,777
Other revenues	5,307	¯	5,307

Total revenues	1,196,101	211,017	985,084

COSTS AND EXPENSES
Cost of sales	962,219	187,385	774,834
Selling, general and administrative expense	45,251	4,826	40,425
Equity in earnings of unconsolidated affiliates	(4,813)	¯	(4,813)

Total cost and expenses	1,002,657	192,211	810,446

Income (loss) from operations	193,444	18,806	174,638
Interest income	6,369	995	5,374
Interest expense	(15,780)	¯	(15,780)
Loss on early retirement of debt	(38,836)	¯	(38,836)

Income before income taxes and minority interest	145,197	19,801	125,396

Income taxes provision	(44,757)	(5,623)	(39,134)
Minority interest	(22,576)	¯	(22,576)

Net income	$77,864	$14,178	$63,686

Preferred share dividends	(2,550)	¯	(2,550)

Net loss available to common shareholders	$75,314	$14,178	$61,136

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Nitrogen UK
Unaudited Quarterly Statements of Operations
for the Six Months Ended June 30, 2007
(in thousands)

	Quarter ended	Quarter ended	Year to Date
	March 31, 2007	June 30, 2007	Total

REVENUES
Total revenues	$89,867	$121,150	$211,017

COSTS AND EXPENSES
Cost of sales	88,712	98,673	187,385
Selling, general and administrative expense	2,159	2,667	4,826

Total costs and expenses	90,871	101,340	192,211

Income (loss) from operations	(1,004)	19,810	18,806
Interest income	264	731	995

Income (loss) before income taxes	(740)	20,541	19,801

Income taxes benefit (expense)	774	(6,397)	(5,623)

Net income	$34	$14,144	$14,178

SUPPLEMENTAL INFORMATION
Capital expenditures	$(3,221)	$(2,284)	$(5,505)
Turnaround expenditures	(8,326)	(3,485)	(11,811)

Total	$(11,547)	$(5,769)	$(17,316)

Depreciation and amortization	$7,918	$8,265	$16,183

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.
Notes to Unaudited Pro Forma Adjustments
A.	Terra contributed its Terra Nitrogen (UK) Limited assets and operations for a 50% interest in GrowHow UK Limited. Had Terra contributed these assets and operations at June 30, 2007, Terra would have recorded an equity method investment in GrowHow UK Limited of approximately $279 million.

B.	The following table presents the sales volumes and sales prices associated with the Terra Nitrogen UK Limited manufacturing facilities for the year ended June 30, 2007:

Unaudited
Terra Nitrogen	Quarter ended	Quarter ended
UK Ltd	March 31, 2007	June 30, 2007
(quantities in thousands of tons)

Sales Volumes
Ammonia	68	86
Ammonium Nitrate	131	254

Sales Prices
Ammonia	$321	$286
Ammonium Nitrate	231	243